Exhibit 99.1

   Cincinnati Financial Corporation Reports Record First-Quarter 2004 Results

     * First-quarter net income reached $146 million, or 90 cents per share, compared with $57 million, or 35 cents

     * Operating income* up to record 87 cents per share, including 13 cents from UM/UIM reserve release

     * Property casualty underwriting profit rose to record $93 million

     * Property casualty combined ratio at 87.1%, benefiting 4.4 percentage points from UM/UIM reserve release

     * Total assets reached record $15.738 billion


    CINCINNATI, April 22 /PRNewswire-FirstCall/ -- Cincinnati Financial Corporation (Nasdaq: CINF) today reported first-quarter 2004 net income of $146 million, or 90 cents per diluted share, up 158.0 percent from $57 million, or 35 cents per share, in 2003. Net income per share included net realized investment gains of 3 cents in 2004 versus losses of 25 cents in 2003. Reflecting the Ohio Supreme Court's November 2003 decision to limit its earlier Scott-Pontzer ruling, results included the first-quarter 2004 release of $32 million pretax in uninsured motorist/underinsured motorist (UM/UIM) reserves.

    Revenues from pretax investment income, the primary source of profits, rose 3.9 percent to $120 million for the first quarter. Total revenues advanced $164 million, or 23.1 percent, to $870 million.


     Financial Highlights*

       (Dollars in millions, except
         share data)                            Three Months Ended
                                                     March 31,
                                               2004            2003
       Income Statement Data
         Net income                      $        146    $         57
         Net realized investment gains
          and losses                                4             (40)
         Operating income*               $        142    $         97
       Per Share Data (diluted)
         Net income                      $       0.90    $       0.35
         Net realized investment gains
          and losses                             0.03           (0.25)
         Operating income*               $       0.87    $       0.60
         Cash dividend declared                 0.275           0.250
       Book value                               38.70           32.10
         Average shares outstanding       162,059,579     161,978,876

     * The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 10 of this news release defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).


    Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, "We're off to a great start to 2004, and we continue to expect record results for the full year. Our commercial lines results clearly demonstrate that our agents are bringing us their best business and working closely with us to ensure that underwriting remains a priority. With healthy pretax underwriting profits adding to the contribution from pretax investment income, we saw operating income per share rise to a record 87 cents. This included 13 cents from the UM/UIM reserve release, now essentially completed. The strong earnings offset a decline in unrealized gains in the investment portfolio during the quarter; as a result, book value per share moved a penny ahead of the record year-end level.

    "First-quarter underwriting profitability is typically the strongest of the year for our property casualty operations, primarily due to seasonal variations in catastrophe losses. This year appears to continue that pattern, with first-quarter catastrophe losses contributing less than 0.1 percentage points to the combined ratio and having no material effect on earnings per share," Schiff said. "We continue to expect catastrophe losses to add 3.0 to
3.5 percentage points to the full-year combined ratio."

    Over the past two quarters, the company has released $70 million pretax in previously established UM/UIM reserves following the Ohio Supreme Court's November 2003 limiting of its 1999 Scott-Pontzer v. Liberty Mutual decision. That action added $21 million, or 13 cents per share, to first-quarter 2004 net income and $25 million, or 15 cents per share, to fourth-quarter 2003 net income. Based on the review of outstanding claims, the company believes that UM/UIM-related reserve changes will be immaterial in coming quarters.


     Property Casualty Insurance Operations

        (Dollars in millions - GAAP)     Three Months Ended
                                              March 31,
                                            2004      2003
       Income Statement Data
         Earned premiums                   $716      $629
         Loss and loss expenses excluding
          catastrophe losses                411       417
         Catastrophe losses                   1         3
         Commissions                        154       123
         Underwriting expenses               58        56
            Underwriting profit            $ 92      $ 30
       Ratio Data
         Loss and loss expenses excluding
          catastrophe losses                57.5%     66.3%
         Catastrophe losses                  0.1       0.4
         Commissions                        21.5      19.6
         Underwriting expenses               8.0       8.8
            Combined ratio                  87.1%     95.1%


    Net written premiums of the property casualty insurance affiliates rose
15.1 percent to $790 million for the first quarter compared with $687 million in last year's first quarter. First-quarter new business written directly by agencies was $80 million, up 17.8 percent over last year's first quarter, as growth in commercial lines new business offset a decline in personal lines new business. Including a 4.4 percentage-point benefit from the release of the UM/UIM reserves, the first-quarter 2004 GAAP combined ratio improved
8.0 percentage points to 87.1 percent. The commission expense ratio rose
1.9 percentage points, primarily due to a higher contingent commission accrual due to the strong underwriting profits.

    Schiff said, "Since 2000, the number of commercial lines underwriting associates has increased by 60 percent, with five new underwriting classes in each year. We also are able to take advantage of the experience of our commercial lines team leaders, who all have at least seven years of underwriting experience. As our field marketing representatives focus on new business opportunities, our underwriting staff is seeing that we continue to obtain adequate premium at renewal for the risks we are covering.

    "Our local-market based field marketing representatives play an important role in sustaining our relationships with agencies, which is key to the strong property casualty results. The recent completion of our three-year program to review the commercial lines book of business is giving our agents and field marketing representatives more time to focus on business development. Further, the involvement of our field claims staff in risk reviews has become a deep-rooted habit. Also, our technology initiatives around commercial and personal lines business processing and claims management continue to move forward, helping to lift the administrative burden from our associates, improving service," Schiff said.

    "We are continuing to subdivide territories to ensure that our field marketing representatives can stay fully engaged in agency activities. During the first quarter, new territories were created in upstate New York, St. Louis and Cleveland, bringing the total to 90, with two to three additional planned for the remainder of 2004."


     Commercial Lines

      (Dollars in millions - GAAP)        Three Months Ended
                                               March 31,
                                            2004      2003
       Income Statement Data
         Earned premiums                    $519      $450
         Loss and loss expenses excluding
          catastrophe losses                 276       286
         Catastrophe losses                    1         5
         Commissions                         113        90
         Underwriting expenses                38        38
            Underwriting profit              $91       $31
       Ratio Data
         Loss and loss expenses excluding
          catastrophe losses                53.3%     63.8%
         Catastrophe losses                  0.2       1.0
         Commissions                        21.8      20.1
         Underwriting expenses               7.3       8.3
            Combined ratio                  82.6%     93.2%


    Net written premiums for commercial lines of insurance rose 15.9 percent to $610 million for the first quarter, compared with $526 million in last year's first quarter. First-quarter commercial lines new business written directly by agencies increased 25.7 percent to $67 million. The first-quarter 2004 commercial lines GAAP combined ratio was 82.6 percent, including a
6.0 percentage-point benefit from the release of UM/UIM reserves.

    Schiff commented, "First-quarter commercial lines premium and new business growth supports our view that disciplined underwriting remains the norm in most of the markets that we serve. We do hear of exceptions in some markets, but there seems to be little inclination to aggressively price average accounts. While there is more competition for the high-quality accounts, we continue to be able to obtain renewal price increases that average in the single digits. As a result, we remain very comfortable with our expectation that full-year commercial lines written premiums could grow in the 10 percent range.

    "Current marketplace conditions play to our strength as a regional carrier," Schiff said. "We continue to be presented with opportunities to help agencies serve their customers - the policyholders - even though there are markets where competition is heightening. Our personal service, track record of stability and willingness to evaluate each account individually give us a decided advantage. In addition to subdividing territories to enhance service, we continue to offer package programs to help our agents serve their policyholders, provide high-quality claims service to distinguish our company in the marketplace and maintain industry-leading financial strength to reassure policyholders."

    Schiff commented, "The underlying trends in the commercial business lines appear to be on track, although the commercial lines loss ratio was well below the norm due to the extraordinarily low level of catastrophe losses and the UM/UIM reserve release. Further, our emphasis on package business leads us to evaluate overall commercial lines performance rather than the inevitable fluctuations in results for individual lines of business within an account."


     Personal Lines

      (Dollars in millions - GAAP)         Three Months Ended
                                               March 31,
                                            2004      2003
       Income Statement Data
         Earned premiums                    $197      $179
         Loss and loss expenses excluding
          catastrophe losses                 135       131
         Catastrophe losses                    0        (2)
         Commissions                          41        33
         Underwriting expenses                19        18
            Underwriting profit (loss)        $2       $(1)
       Ratio Data
         Loss and loss expenses excluding
          catastrophe losses                68.5%     72.8%
         Catastrophe losses                 (0.2)     (1.3)
         Commissions                        20.7      18.5
         Underwriting expenses               9.8       9.9
            Combined ratio                  98.8%     99.9%


    Net written premiums for personal lines of insurance rose 12.3 percent to $180 million for the first quarter, compared with $161 million in last year's first quarter. First-quarter personal lines new business written directly by agencies was $13 million, compared with $15 million in last year's first quarter. Excluding catastrophes, the first-quarter 2004 loss and loss expense ratio was 68.5 percent, including a 0.3 percentage-point benefit from the release of UM/UIM reserves, compared with 72.8 percent in last year's first quarter.

    Schiff commented, "Across the board in personal lines, our premium growth continues to be driven by higher rates. With very low catastrophe losses for the second consecutive quarter, the personal lines combined ratio was again favorable. However, we have not reached an overall performance level that we consider satisfactory.

    "We continue to address homeowner results, where profitability is lagging the industry, with a number of actions, including re-underwriting programs with specific agencies, rate increases, deductible changes and modifications in policy terms and conditions. In 2004, 20 homeowner rate increases already have taken effect or have regulatory approval, and we are continuing to receive approval for low single-digit personal auto rate increases in selected states that will build on the slightly higher increases of 2003. We continue to listen to agent feedback on our pricing levels."

    Schiff said, "Importantly, agencies in Michigan and Indiana began to receive training in our new personal lines policy processing system in late March, with Ohio agencies scheduled for training beginning in late June. These are three of our largest personal lines states. Agencies are beginning to directly experience the advantages and efficiencies of the Diamond system that have been reported by our Kansas agencies since they began using it in 2002. We expect Diamond will make it easier to increase the level of new business."


     Life Insurance Operations

      (In millions - GAAP)                  Three Months Ended
                                                 March 31,
                                              2004     2003
         Earned premiums                      $24      $21
         Investment income, net of
          expenses                             22       23
         Other income                           1        0
           Total revenues excluding
            realized investment gains
            and losses                        $47      $44
         Policyholder benefits                 22       21
         Expenses                              13       11
             Total benefits and expenses      $35      $32
             Income before income tax and
              realized investment
              gains and losses                $12      $12
         Income tax                             4        4
             Income before realized
              investment gains and losses     $ 8      $ 8


    The Cincinnati Life Insurance Company's first-quarter 2004 net earned premiums increased 16.1 percent to $24 million. Income before realized investment gains and losses increased 1.6 percent over the strong first quarter of 2003. First-quarter 2004 results were affected by costs related to incentive programs that reward agents for increased business and by a decline in investment income because one of the larger holdings in the life company's portfolio skipped a regular quarterly dividend. For the first quarter, net income including net realized capital gains and losses - a performance indicator for The Cincinnati Life Insurance Company - rose to $8 million from a loss of $1 million for the comparable 2003 period.

    Cincinnati Life President David H. Popplewell, FALU, LLIF, commented, "The
4.3 percent increase in policy face amounts in force to $40.142 billion reflects a positive response to recently introduced enhancements to our term life insurance product portfolio and to our new secondary death benefit guarantee universal life insurance product. Late in 2004, Cincinnati Life will add a disability income product to our worksite marketing portfolio and make electronic enrollment available for worksite marketing programs. Other 2004 technology initiatives include placing our life insurance sales system on CinciLink, our agency extranet. This will bring our agents the convenience of online form completion and submission and eliminate the expense of frequent software update mailings."


     Investment Operations

       (In millions, pre-tax)                       Three Months Ended
                                                          March 31,
                                                       2004      2003
       Investment income:
         Interest                                     $ 61      $ 59
         Dividends                                      59        56
         Other                                           1         2
         Investment expenses                            (1)       (1)
           Investment income, net of expenses         $120      $116
       Net realized investment gains and losses:
         Other-than-temporary impairment charges      $ (3)     $(53)
         Realized investment gains and losses           10         1
         Change in valuation of embedded derivatives     0       (10)
           Net realized investment gains and losses   $  7      $(62)


    Consolidated pretax investment income rose 3.9 percent for the first quarter, largely due to dividend increases announced over the last 12 months by companies in the equity portfolio. Dividend increases announced during the first quarter of 2004 by Fifth Third Bancorp and seven other equity holdings will add $9 million to investment income on an annualized basis. Last year, 29 of the 51 equity holdings in the portfolio announced dividend increases that totaled $16 million on an annualized basis. Net realized investment gains were $7 million in this year's first quarter, including $3 million in other-than-temporary impairment charges, compared with net realized investment losses of $62 million in last year's first quarter, including $53 million in economy-related other-than-temporary impairment charges.

    During the first quarter, continued strong cash flow led to substantial new investments. Net purchases of U.S. agency paper and high-quality municipal bonds totaling $215 million were offset by $80 million in net sales and calls of investment-grade and high-yield bonds, enhancing the quality of the bond portfolio as rated by Standard & Poor's and Moody's. A net $31 million was invested in common stocks and equity-linked securities, in line with the company's historical allocation. Further, the company repurchased 250,000 shares of Cincinnati Financial common stock at a total cost of $11 million, or $43.11 per share, during the first quarter. Approximately 5 million shares remain authorized by the board of directors for repurchase.


     Balance Sheet

       (Dollars in millions)
                                                 March 31,
                                             2004         2003
       Balance Sheet Data
         Total assets                      $15,738      $13,553
         Invested assets                    12,509       10,655
         Shareholders' equity                6,199        5,159
       Ratio Data
         Return on equity, annualized          9.4%         4.2%
         Return on equity, annualized,
          based on comprehensive income        3.0        (27.4)


    During the first quarter, the company announced that both A.M. Best Co. and Fitch Ratings affirmed the insurance subsidiaries' financial strength ratings. "Our primary customer is the independent insurance agent for whom a key selling point is our financial strength and the ratings that support it, including our property casualty group's A++ (Superior) financial rating from A.M. Best. Our financial strength supports the consistent, predictable performance that our stakeholders have always expected and received, and it must be able to withstand worst-case developments," Schiff commented.

    "The most important way we make sure we are consistent and predictable is to align our agents' interest with ours, giving outstanding service and compensation to earn their best business. We also maintain exceptionally strong surplus, a solid reinsurance program, sound reserving practices, low debt, low interest rate risk and strong capital at the parent-company level. Recently, our board and management have established parameters around our strong surplus position, leading to some near-term actions to modestly adjust the equity exposure of the property casualty company portfolio and to manage our catastrophe exposure to the one-in-250-year level. Sales of equity positions in the next quarter or two to achieve the planned adjustment are expected to result in high realized gains.

    "These parameters will allow us to remain consistent with our long-term underwriting and equity investing strategies while responding to risk factors that are studied carefully by the ratings agencies. We remain fully committed to our equity investing strategy, and, over the longer term, we anticipate continuing to allocate approximately 25 percent to 35 percent of new money to equities on a consolidated basis," Schiff noted.

    At March 31, 2004, statutory policyholder surplus for the property casualty insurance group was $2.791 billion, up about $10 million from year-end 2003. The ratio of common stock to statutory surplus for the property casualty insurance group portfolio was 114.3 percent at March 31, 2004, compared with 114.6 percent at year-end 2003.


    Outlook Positive for 2004

    Schiff commented, "The predictability of our approach to the market is one of our greatest strengths. While we appreciate quarters such as this one when results are exceptional, and we don't panic when the opposite is the case, our true objectives are to achieve steady growth and to be an industry profitability leader over the long term. We believe we are positioned to generate that type of result year in and year out. We look to the remainder of 2004 with optimism.

    "We continue to target full-year 2004 written premium growth in the high single digits as we take a conservative stance regarding potential trends in the commercial marketplace and our progress in personal lines. We believe we can achieve a full-year 2004 GAAP combined ratio in the range of 94 percent when the approximately 1 percentage point full-year benefit of the UM/UIM reserve release is included. We believe we can achieve this target by remaining focused on underwriting and pricing. This also assumes catastrophe losses will affect the ratio by approximately 3.0 to 3.5 percentage points over the full year. We also remain confident in our ability to achieve investment income growth of 3.5 percent to 4.5 percent."

    Schiff concluded, "Independent insurance agents know that Cincinnati will be tomorrow what it has been for over 50 years - a stable market for their best business."


    For additional information or to register for this afternoon's conference call, please visit www.cinfin.com .


    Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company's Web site at www.cinfin.com .


    This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. The company's future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to:


     * unusually high levels of catastrophe losses due to changes in weather patterns or other causes
     * increased frequency and/or severity of claims
     * circumstances that cause agencies to bring the company fewer new policyholder accounts
     * environmental events or changes
     * insurance regulatory actions, legislation or court decisions that increase expenses or place the company at a disadvantage in the marketplace
     * adverse outcomes from litigation or administrative proceedings
     * recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products
     * sustained decline in overall stock market values negatively affecting the company's equity portfolio, in particular a sustained decline in the market value of Fifth Third Bancorp shares, a significant equity holding
     * events that lead to a significant decline in the market value of a particular security and impairment of the asset
     * prolonged low interest rate environment or other factors that limit the company's ability to generate growth in investment income
     * delays in the development, implementation and benefits of technology enhancements


    Further, the company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures impacting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.



                          Cincinnati Financial Corporation
                            Consolidated Balance Sheets

      (Dollars in millions except
       share data)                              March 31,        December 31,
                                                  2004               2003
                                               (unaudited)
      Assets
         Investments
            Fixed maturities, at fair
             value (amortized cost:
             2004--$3,804; 2003--$3,669)        $ 4,109            $ 3,925
            Equity securities, at fair
             value (cost: 2004--$2,527;
             2003--$2,487)                        8,365              8,524
            Other invested assets                    35                 36
         Cash                                       162                 91
         Investment income receivable                95                 99
         Finance receivable                          87                 81
         Premiums receivable                      1,132              1,060
         Reinsurance receivable                     639                617
         Prepaid reinsurance premiums                14                 13
         Deferred policy acquisition costs          379                372
         Property and equipment, net, for
          company use (accumulated
          depreciation: 2004--$188;
          2003--$172)                               132                136
         Other assets                               101                 92
         Separate accounts                          488                463
            Total assets                        $15,738            $15,509

      Liabilities
         Insurance reserves
            Losses and loss expense             $ 3,459            $ 3,415
            Life policy reserves                  1,048              1,025
         Unearned premiums                        1,529              1,446
         Other liabilities                          506                404
         Deferred income tax                      1,903              1,949
         Notes payable                              186                183
         6.9% senior debenture due 2028             420                420
         Separate accounts                          488                463
            Total liabilities                     9,539              9,305

      Shareholders' equity
         Common stock, par value--
          $2 per share; authorized
          200 million shares; issued:
          2004--176 million shares,
          2003--176 million shares                  352                352
         Paid-in capital                            307                306
         Retained earnings                        2,088              1,986
         Accumulated other comprehensive
          income--unrealized gains on
          investments and derivatives             3,985              4,084
         Treasury stock at cost (2004--16
          million shares, 2003--16 million
          shares)                                  (533)              (524)
            Total shareholders' equity            6,199              6,204
            Total liabilities and
             shareholders' equity               $15,738            $15,509


                         Cincinnati Financial Corporation
                         Consolidated Statements of Income

       (In millions except per
        share data)                             Three Months Ended March 31,
                                                 2004              2003
                                                       (unaudited)
      Revenues
       Earned premiums
          Property casualty                      $ 716             $ 629
          Life                                      24                21
        Investment income, net of
         expenses                                  120               116
        Realized investment gains and
         losses                                      7               (62)
        Other income                                 3                 3
         Total revenues                            870               707

      Benefits and expenses
        Insurance losses and policyholder
         benefits                                  434               440
        Commissions                                161               132
        Other operating expenses                    62                53
        Taxes, licenses and fees                    19                18
        Increase in deferred policy
         acquisition costs                         (18)              (14)
        Interest expense                             8                 8
        Other expenses                               3                 5
         Total benefits and expenses               669               642
      Income before income taxes                   201                65

      Provision (benefit) for income taxes
        Current                                     48                17
        Deferred                                     7                (9)
         Total provision (benefit) for
          income taxes                              55                 8

      Net income                                 $ 146             $  57

      Per common share
        Net income - basic                       $0.91             $0.35
        Net income - diluted                     $0.90             $0.35



    Since 1996, Cincinnati Financial has disclosed the estimated impact of stock options on net income and earnings per share in a Note to the Financial Statements. In the first quarters of 2004 and 2003, net income would have been reduced by less than 2 cents per share, if option expense, calculated using the binomial option-pricing model, was included as an expense.


            Definitions of Non-GAAP Information and Reconciliation
                          to Comparable GAAP Measures


    Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.

    Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas - property casualty insurance, life insurance and investments - where analyzing both GAAP and certain non-GAAP measures may improve understanding of trends in the underlying business, helping avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events unrelated to business performance that distort short-term results; involve values that fluctuate based on events outside of management's control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

    Operating income: Operating income (also described as net income before realized investment gains and losses) is calculated by excluding net realized investment gains and losses from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company's insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management's discretion and is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not be indicative of the performance of ongoing underlying business operations in that period.

    For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on operating income in their analyses. The company presents operating income so all investors have what management believes to be a useful supplement to GAAP information.

    Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, certain data also must be calculated according to statutory accounting rules as defined in the NAIC's Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available and used by various organizations to calculate aggregate industry data, study industry trends and make comparisons between various insurance companies.

    Written premium: Under statutory accounting rules, written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

    Written premium adjustment - statutory basis only: In 2002, the company refined its estimation process for matching written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management excludes this adjustment when evaluating trends in written premiums and statutory ratios that make use of written premiums.

    One-time charges or adjustments: Management analyzes results excluding the impact of one-time items.

     * In 2003, as the result of a settlement negotiated with a vendor, pretax results included the recovery of $23 million of the $39 million one-time, pretax charge incurred in 2000.
     * In 2000, the company recorded a one-time charge of $39 million, pre-tax, to write down previously capitalized costs related to the development of software to process property casualty policies.
     * In 2000, the company earned $5 million in interest in the first quarter from a $303 million single-premium bank-owned life insurance (BOLI) policy booked at the end of 1999 that was segregated as a Separate Account effective April 1, 2000. Investment income and realized investment gains and losses from separate accounts generally accrue directly to the contract holder and, therefore, are not included in the company's consolidated financials.


    Codification: Adoption of Codification of Statutory Accounting Principles was required for Ohio-based insurance companies effective January 1, 2001. The adoption of Codification changed the manner in which the company recognized property casualty written premiums. As a result, 2001 statutory written premiums included $402 million to account for unbooked premiums related to policies with effective dates prior to January 1, 2001. To better assess ongoing business trends, management excludes this $402 million when evaluating written premiums and statutory ratios that make use of written premiums.

    Life insurance gross written premiums: In analyzing life insurance company gross written premiums, management excludes three larger, single-pay life insurance policies (BOLIs) to focus on the trend in premiums written through the agency distribution channel.



                Cincinnati Financial Corporation and Subsidiaries
                       Quarterly Net Income Reconciliation

      (In millions except per share data)
                                                Quarters ended
                               12/31/2004   9/30/2004   6/30/2004  3/31/2004

         Net income                                                  $146
         One-time item                                                  0
         Net income before
         one-time item                                               $146
         Net realized investment
          gains and losses                                              0
         Operating income before
          one-time item                                              $146
         Less catastrophe losses                                        0
         Operating income before
          catastrophe losses and
          one-time item                                              $146

      Diluted per share data
         Net income                                                 $0.90
         One-time item                                               0.00
         Net income before
          one-time item                                             $0.90
         Net realized investment
          gains and losses                                           0.03
         Operating income before
          one-time item                                             $0.87
         Less catastrophe losses                                     0.00
         Operating income before
          catastrophe losses and
          one-time item                                             $0.87

     Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.


                Cincinnati Financial Corporation and Subsidiaries
                       Quarterly Net Income Reconciliation

      (In millions except per share data)
                                                Quarters ended
                                12/31/2003   9/30/2003   6/30/2003   3/31/2003

    Net income                        $130       $104        $84        $57
    One-time item                        0         15          0          0
    Net income before
     one-time item                    $130        $89        $84        $57
    Net realized investment
     gains and losses                    2         10          1        (40)
    Operating income before
     one-time item                    $128        $79        $83        $97
    Less catastrophe losses              4         27         30          2
    Operating income before
     catastrophe losses and
     one-time item                    $132       $106       $113        $99

      Diluted per share data
         Net income                   $0.80      $0.64      $0.52      $0.35
         One-time item                 0.00       0.09       0.00       0.00
         Net income before
          one-time item               $0.80      $0.55      $0.52      $0.35
         Net realized investment
          gains and losses             0.01      0.06       0.01       (0.25)
         Operating income before
          one-time item               $0.79      $0.49      $0.51      $0.60
         Less catastrophe losses      (0.03)    (0.17)     (0.19)      (0.01)
         Operating income before
          catastrophe losses
          and one-time item           $0.82      $0.66      $0.70      $0.61

     Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.


                Cincinnati Financial Corporation and Subsidiaries
                       Quarterly Net Income Reconciliation

           (In millions except per share data)
                      Six months         Nine months          Twelve months
                        ended               ended                 ended
                 6/30/2004 6/30/2003 9/30/2004 9/30/2003 12/31/2004 12/31/2003

      Net income               $141               $245                  $374
      One-time item               0                 15                    15
      Net income before
       one-time item           $141               $230                  $359
      Net realized
       investment gains
       and losses               (39)               (29)                  (27)
      Operating income
       before one-time
        item                   $180               $259                  $386
      Less catastrophe
       losses                    32                 59                    63
      Operating income
       before catastrophe
       losses and one-time
       item                    $212                $318                  $449

    Diluted per share data
      Net income              $0.87               $1.51                 $2.31
      One-time item            0.00                0.09                 $0.09
      Net income before
       one-time item          $0.87               $1.42                 $2.22
      Net realized
       investment gains
       and losses             (0.24)              (0.18)                (0.17)
      Operating income
       before one-time
       item                   $1.11               $1.60                 $2.39
      Less catastrophe
       losses                 (0.20)              (0.36)                (0.39)
    Operating income
     before
     catastrophe
     losses and
     one-time item            $1.31               $1.96                 $2.78

     Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.


                           Cincinnati Insurance Group
                Quarterly Property Casualty Data - Consolidated

      (Dollars in millions)                     Quarters ended
                                   12/31/2004 09/30/2004 06/30/2004 03/31/2004
      Premiums
        Adjusted written premiums
         (statutory)                                                    $790
        Written premium adjustment -
         statutory only                                                    0
        Reported written premiums
         (statutory)*                                                   $790
        Unearned premiums                                                (74)
        Earned premiums                                                 $716

      Statutory combined ratio
        Reported statutory combined
         ratio*                                                        85.1%
        Written premium adjustment -
         statutory only                                                   NM
        One-time item                                                   0.0
        Adjusted statutory
         combined ratio                                                85.1%
        Less catastrophe losses                                         0.1
        Adjusted statutory
         combined ratio
         excluding catastrophe
         losses                                                        85.0%

         Reported commission expense
          ratio*                                                       18.3%
         Written premium adjustment -
          statutory only                                                  NM
         One-time item                                                  0.0
         Adjusted commission
          expense ratio                                                18.3%

         Reported other
          expense ratio*                                                9.3%
         Written premium adjustment -
          statutory only                                                  NM
         One-time item                                                  0.0
         Adjusted other
          expense ratio                                                 9.3%

         Reported statutory
          expense ratio*                                               27.6%
         Written premium
          adjustment -
          statutory only                                                  NM
         One-time item                                                  0.0
         Adjusted statutory
          expense ratio                                                27.6%
      GAAP Combined Ratio
         GAAP combined ratio                                           87.1%
         One-time item                                                  0.0
         GAAP combined ratio
          before one-
          time item                                                    87.1%

     Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.
     NM - Not meaningful
     * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.


                           Cincinnati Insurance Group
                Quarterly Property Casualty Data - Consolidated

      (Dollars in millions)
                                  12/31/2003 09/30/2003 06/30/2003 03/31/2003
      Premiums
         Adjusted written premiums
          (statutory)                   $698       $714       $709       $667
         Written premium
          adjustment -
          statutory only                 (19)         9         19         18
         Reported written
          premiums
         (statutory)*                   $679       $723       $728       $684
         Unearned premiums                11        (45)       (72)       (56)
         Earned premiums                $690       $678       $656       $629

      Statutory combined ratio
         Reported statutory
          combined ratio*             89.8%      96.3%      98.4%      92.8%
         Written premium
          adjustment -
          statutory only                 NM         NM         NM         NM
         One-time item                 0.0          3.1      0.0        0.0
         Adjusted statutory
          combined ratio              89.8%      99.4%      98.4%      92.8%
         Less catastrophe losses       1.0        6.1        7.1        0.4
         Adjusted statutory
          combined ratio
          excluding catastrophe
          losses                      88.8%      93.3%      91.3%      92.4%

         Reported commission
          expense ratio*              18.8%      18.5%      17.0%      16.4%
         Written premium
          adjustment -
          statutory only                NM         NM         NM         NM
         One-time item                0.0        0.0        0.0        0.0
         Adjusted commission
          expense ratio               18.8%      18.5%      17.0%      16.4%

         Reported other expense
          ratio*                      10.9%       6.5%       8.2%      10.0%
         Written premium
          adjustment -
          statutory only                NM         NM         NM         NM
         One-time item                 0.0        3.1        0.0        0.0
         Adjusted other expense
          ratio                       10.9%       9.6%       8.2%      10.0%

         Reported statutory
          expense ratio*              29.7%      25.0%      25.2%      26.4%
         Written premium
          adjustment -
          statutory only                NM         NM         NM         NM
         One-time item                 0.0        3.1        0.0        0.0
         Adjusted statutory
          expense ratio               29.7%      28.1%      25.2%      26.4%
      GAAP Combined Ratio
         GAAP combined ratio          89.1%      96.6%      98.4%      95.1%
         One-time item                 0.0        3.4        0.0        0.0
         GAAP combined ratio
          before one-time item        89.1%     100.0%      98.4%      95.1%

     Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.
     NM - Not meaningful
     * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.


                           Cincinnati Insurance Group
                Quarterly Property Casualty Data - Consolidated

           (Dollars in millions)
                      Six months         Nine months         Twelve months
                        ended               ended                ended
                 6/30/2004 6/30/2003 9/30/2004 9/30/2003 12/31/2004 12/31/2003
      Premiums
         Adjusted written
          premiums
          (statutory)       $1,376               $2,090               $2,789
         Written premium
          adjustment -
          statutory only        37                   46                   26
         Reported written
          premiums
          (statutory)*      $1,413               $2,136               $2,815
         Unearned premiums    (127)                (173)                (162)
         Earned premiums    $1,286               $1,963               $2,653
      Statutory combined
       ratio
         Reported statutory
          combined ratio*     95.7%                96.0%                94.2%
         Written premium
          adjustment -
          statutory only        NM                   NM                   NM
         One-time item                              1.0                  0.8
         Adjusted statutory
          combined ratio      95.7%                97.0%                95.0%
         Less catastrophe
          losses               3.8                  4.6                  3.6
         Adjusted statutory
          combined ratio
          excluding
          catastrophe
          losses              91.9%                92.4%                91.4%

         Reported
          commission
          expense ratio*      16.7%                17.3%                17.6%
         Written premium
          adjustment -
          statutory only        NM                   NM                   NM
         One-time item         0.0                  0.0                  0.0
         Adjusted
          commission
          expense ratio       16.7%                17.3%                17.6%

         Reported other
          expense ratio*       9.0%                 8.1%                 8.9%
         Written premium
          adjustment -
          statutory only        NM                   NM                   NM
         One-time item         0.0                  1.0                  0.8
         Adjusted other
          expense ratio        9.0%                 9.1%                 9.7%

         Reported statutory
          expense ratio*      25.7%                25.5%                26.5%
         Written premium
          adjustment -
          statutory only        NM                   NM                   NM
         One-time item         0.0                  1.0                  0.8
         Adjusted statutory
          expense ratio       25.7%                26.5%                27.3%
      GAAP Combined Ratio
         GAAP combined
          ratio               96.8%                96.7%                94.7%
         One-time item         0.0                   1.2                 0.8
         GAAP combined
          ratio before one-
          time item          96.8%                 97.9%                95.5%

     Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.
     NM - Not meaningful
     * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.


                           Cincinnati Insurance Group
               Quarterly Property Casualty Data - Commercial Lines

    (Dollars in millions)                     Quarters ended
                               12/31/2004  09/30/2004  06/30/2004  03/31/2004
    Premiums
      Adjusted written
       premiums (statutory)                                              $610
      Written premium
       adjustment -
       statutory only                                                       0

      Reported written
       premiums (statutory)*                                             $610
      Unearned premiums                                                   (91)

      Earned premiums                                                    $519

    Statutory combined ratio
      Reported statutory
       combined ratio*                                                  80.3%
      Written premium
       adjustment -
       statutory only                                                      NM
      One-time item                                                       0.0

      Adjusted statutory
       combined ratio                                                   80.3%

      Less catastrophe
       losses                                                             0.2

      Adjusted statutory
       combined ratio
       excluding
       catastrophe losses                                               80.1%

    GAAP Combined Ratio
      GAAP combined ratio                                               82.6%
      One-time item                                                       0.0

      GAAP combined ratio
       before one-time
       item                                                             82.6%

     Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

     NM - Not meaningful

     * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.


                           Cincinnati Insurance Group
               Quarterly Property Casualty Data - Commercial Lines

       (Dollars in millions)                   Quarters ended
                               12/31/2003  09/30/2003  06/30/2003  03/31/2003
    Premiums
      Adjusted written premiums
       (statutory)                   $507        $499        $498        $504
      Written premium
       adjustment - statutory
       only                           (16)          8          12          18

      Reported written
       premiums (statutory)*         $491        $507        $509        $524
      Unearned premiums                 7         (19)        (37)        (74)

      Earned premiums                $498        $488        $472        $450

    Statutory combined ratio
      Reported statutory
       combined ratio*              89.7%       91.9%       91.9%       90.3%
      Written premium adjustment -
       statutory only                  NM          NM          NM          NM
      One-time item                   0.0         2.9         0.0         0.0

      Adjusted statutory
       combined ratio               89.7%       94.7%       91.9%       90.3%

      Less catastrophe losses         2.9         2.0         2.9         1.0

      Adjusted statutory combined
       ratio excluding catastrophe
       losses                       86.8%       92.7%       89.0%       89.3%

    GAAP Combined Ratio
      GAAP combined ratio           88.5%       92.1%       91.4%       93.2%
      One-time item                   0.0         2.9         0.0         0.0

      GAAP combined ratio
       before one-time item         88.5%       95.0%       91.4%       93.2%

     Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

     NM - Not meaningful

     * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.


                           Cincinnati Insurance Group
               Quarterly Property Casualty Data - Commercial Lines

           (Dollars in millions)
                            Six months        Nine months       Twelve months
                              ended              ended              ended
                         6/30/04  6/30/03  9/30/04  9/30/03  12/31/04 12/31/03
    Premiums
     Adjusted written
      premiums (statutory)        $1,003             $1,502            $2,009
     Written premium
      adjustment -
      statutory only                  30                 38                22
     Reported written
      premiums (statutory)*       $1,033             $1,540            $2,031
     Unearned premiums              (111)              (130)             (123)
     Earned premiums                $922             $1,410            $1,908

     Statutory combined ratio
      Reported statutory
       combined ratio*              91.1%              91.4%          90.9%
      Written premium
       adjustment -
       statutory only                 NM                 NM             NM
      One-time item                  0.0                0.9            0.7
      Adjusted statutory
       combined ratio               91.1%              92.3%          91.6%
      Less catastrophe
       losses                        2.0                2.0            2.2
      Adjusted statutory
       combined ratio
       excluding catastrophe
       losses                       89.1%              90.3%          89.4%
      GAAP Combined Ratio
       GAAP combined ratio          92.3%              92.2%          91.2%
       One-time item                 0.0                1.0            0.8
      GAAP combined ratio
       before one-time item         92.3%              93.2%          92.0%

     Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

     NM - Not meaningful

     * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.


    Cincinnati Insurance Group
    Quarterly Property Casualty Data - Personal Lines

    (Dollars in millions)                         Quarters ended
                                   12/31/2004 09/30/2004 06/30/2004 03/31/2004

    Premiums
      Adjusted written premiums (statutory)                             $180
    Written premium adjustment --
      statutory only                                                       0
    Reported written premiums (statutory)*                              $180
    Unearned premiums                                                     17
    Earned premiums                                                     $197

    Statutory combined ratio
      Reported statutory combined ratio*                                98.7%
      Written premium adjustment --
        statutory only                                                    NM
    One-time item                                                        0.0

    Adjusted statutory combined ratio                                   98.7%
    Less catastrophe losses                                             (0.2)
    Adjusted statutory combined ratio
      excluding catastrophe losses                                      98.9%

    GAAP Combined Ratio
      GAAP combined ratio                                               98.8%
      One-time item                                                      0.0

      GAAP combined ratio before one-time item                          98.8%

    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

    NM - Not meaningful

    * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.


    Cincinnati Insurance Group
    Quarterly Property Casualty Data - Personal Lines

      (Dollars in millions)                     Quarters ended

                                   12/31/2003 09/30/2003 06/30/2003 03/31/2003
    Premiums
    Adjusted written premiums
     (statutory)                       $191       $215       $212      $161
    Written premium adjustment --
      statutory only                     (3)         1          7         0
    Reported written premiums
     (statutory)*                      $188       $216       $219      $161
    Unearned premiums                     4        (26)       (35)       18
    Earned premiums                    $192       $190       $184      $179

    Statutory combined ratio
      Reported statutory combined
        ratio*                         90.0%     108.1%     115.2%     99.5%
      Written premium adjustment --
        statutory only                   NM         NM         NM        NM
      One-time item                     0.0        3.8        0.0       0.0

      Adjusted statutory combined
        ratio                          90.0%     111.9%     115.2%     99.5%
      Less catastrophe losses          (3.9)      16.6       17.8      (1.3)

      Adjusted statutory combined
        ratio excluding
        catastrophe losses             93.9%     95.3%       97.4%    100.8%

    GAAP Combined Ratio
      GAAP combined ratio              90.7%    108.4%      116.1%     99.9%
      One-time item                     0.0       4.3         0.0       0.0

      GAAP combined ratio
        before one-time item           90.7%    112.7%      116.1%     99.9%

    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

    NM - Not meaningful

    * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.


                          Cincinnati Insurance Group
              Quarterly Property Casualty Data - Personal Lines
                            (Dollars in millions)

                             Six months       Nine months     Twelve months
                               ended             ended            ended
                         6/30/04  6/30/03  9/30/04  9/30/03 12/31/04 12/31/03

    Premiums
      Adjusted written
        premiums (statutory)        $373              $588             $780
      Written premium
       adjustment --
       statutory only                  7                 8                4
      Reported written
        premiums (statutory)*       $380              $596             $784
      Unearned premiums              (16)              (43)             (39)
      Earned premiums               $364              $553             $745

    Statutory combined ratio
      Reported statutory
        combined ratio*            107.2%            107.5%           102.9%
      "Written premium
        adjustment --
        statutory only"               NM                NM               NM
      One-time item                  0.0               1.3              1.0
      Adjusted statutory
        combined ratio             107.2%            108.8%           103.9%
      Less catastrophe losses        8.4              11.2              7.3
      "Adjusted statutory
        combined ratio
        excluding catastrophe
        losses"                     98.8%             97.6%            96.6%
    GAAP Combined Ratio
      GAAP combined ratio          108.1%            108.2%           103.6%
      One-time item                  0.0               1.5              1.1
      GAAP combined ratio before
        one-time item              108.1%            109.7%           104.7%

    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

    NM - Not meaningful

    * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.



SOURCE  Cincinnati Financial Corporation
    -0-                             04/22/2004
    /CONTACT:  Investors, Heather J. Wietzel, +1-513-603-5236, or Media, Joan
O. Shevchik, +1-513-603-5323, both of Cincinnati Financial Corporation/
    (CINF)

CO:  Cincinnati Financial Corporation
ST:  Ohio
IN:  FIN INS
SU:  ERN